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                                                                     Exhibit (I)



                         [ELFUN MUTUAL FUNDS LETTERHEAD]


                                February 23, 1991



Trustees of Elfun Tax-Exempt Income Fund
3003 Summer Street
P.O. Box 7900
Stamford, Connecticut 06904
Gentlemen:

     I have examined the Elfun Tax-Exempt Income Fund's Fund Agreement, as amended and restated, dated July 12, 1978, a specimen of the Elfun Tax-Exempt Income Fund's form of Certificate and a specimen of the Statement of Account to be issued under and pursuant to said Fund Agreement. I am of the opinion that Elfun Tax-Exempt Income Fund's Certificates in the form of the specimen, when duly executed by the Servicing Agent on behalf of the Trustees and delivered to the Unitholders subscribing therefor against payment therefor as provided in said Fund Agreement, will be valid and legally issued obligations of Elfun Tax-Exempt Income Fund and that the Units represented thereby will be fully paid and not liable to further assessment. I am of the further opinion that Statements of Account in the form of the specimen, when duly issued by the Servicing Agent on behalf of the Trustees and delivered to the Unitholders subscribing for Elfun Tax-Exempt Income Fund's Units against payment therefor as provided in said Fund Agreement, will adequately evidence the Unitholders' ownership of such Units and fully entitle the Unitholders, at their election, to have issued to them Elfun Tax-Exempt Income Fund's Certificates for the number of Units specified in such Statements.



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     I consent to the use of this opinion in connection with the Post-Effective
Amendment No. 20 to the Registration Statement on Form N-1A, File No. 2-58407 to be filed by Elfun Tax-Exempt Income Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and consent that a copy of this opinion be filed as Exhibit E to such Registration Statement.


                                               Very truly yours,



                                               /s/ Alan M. Lewis
                                               -----------------------------
                                               Alan M. Lewis


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